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                           DSG INTERNATIONAL LIMITED


                   Notice of Postponement and Relocation of
                 Ninth Annual General Meeting of Shareholders
                        Now To Be Held October 23, 2000

                                                                 October 5, 2000


     Due to unstable conditions in Indonesia, the Ninth Annual General Meeting of Shareholders of DSG International Limited will be postponed to Monday, October 23, 2000 and relocated to 9 Raffles Place, #10-02 Republic Plaza Tower 1, Singapore 048619 at 10:00 a.m. local time, for the following purposes:

     1.  To elect directors for the ensuing year.
     2.  To ratify the appointment of auditors.
     3. To act upon any other matters properly coming before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on August 31, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote instead of him. If you do not expect to attend in person, please sign and return the enclosed Proxy in the envelope provided which requires no postage if mailed in the United States.



                                   By order of the Board of Directors

                                   /s/ Johnny Tsui

                                   Johnny Tsui
                                   Secretary